Exhibit 16.1

May 9, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Ixia (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ixia dated May 3, 2013. We agree with the statements concerning our Firm in such Form 8-K except for the statements made in the third sentence of the first paragraph and the first sentence of the fourth paragraph on which we have no basis to comment.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP